Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended December 31, 2009 of Cascades Inc. of our report dated March 15, 2010, relating to the consolidated financial statements, which appears in an Exhibit incorporated by reference in this Annual Report on Form 40-F. We also consent to the incorporation by reference in this Annual Report of our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences dated March 15, 2010 which appears in the Exhibit incorporated by reference in this Annual Report. We also consent to reference to us under the heading “Interests of Experts” in the Annual Information Form incorporated by reference in this Annual Report on Form 40-F.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montréal, Canada
March 15, 2010